Exhibit 5.1

201 E. Fourth Street
Suite 1900
Cincinnati, Ohio 45202
O    +1 513 361 1200
F    +1 513 361 1201
squirepattonboggs.com

August 12, 2021
Old National Bancorp
One Main Street
Evansville, IN 47708
Ladies and Gentlemen,
We have acted as counsel to Old National Bancorp, an Indiana corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of 3,304,574.010 shares of common stock, no par value per share, of the Company (the “Shares”) for possible distribution pursuant to the terms and conditions of the Amended and Restated Stock Purchase and Dividend Reinvestment Plan of the Company (the “Dividend Reinvestment Plan”) as set forth in the Registration Statement. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company and corporate records furnished to us by the Company, certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including the Registration Statement, the Dividend Reinvestment Plan, the Fifth Amended and Restated Articles of Incorporation of the Company, the Amended and Restated Bylaws of the Company and the resolutions of the Board of Directors of the Company adopted on July 29, 2021. In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the legal capacity,

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power and authority of all persons or entities executing all agreements, instruments, corporate records, certificates and other documents submitted to us and their ability to perform their obligations thereunder; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all agreements, instruments, certificates and other documents by all parties thereto; (vi) each such party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion set forth below are true and correct; and (viii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to the opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon representations and certificates or comparable documents of officers and representatives of the Company. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain legal matters and issues with the assistance of independent counsel.

The Company is an Indiana corporation, and we have not considered, and we express no opinion as to, any law other than the Indiana Business Corporation Law (including the statutory provisions in effect on the date hereof).  We have not considered, and we express no opinion or belief as to matters of the laws of any other jurisdiction or as to any matters arising thereunder or relating thereto.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the issuance of the Shares pursuant to the Dividend Reinvestment Plan has been duly authorized by all necessary corporate action, and, if and when the Shares are issued and sold pursuant to the terms and conditions of the Dividend Reinvestment Plan, the Shares will be validly issued, fully paid and non-assessable.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), and (c) an implied covenant of good faith and fair dealing.  We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

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This opinion letter speaks as of the date hereof and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein, even though the change may affect the legal analysis, a legal conclusion or other matters in this opinion letter.

We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.  In addition, we consent to references to us under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP

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